Exhibit 3.5

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND

RIGHTS

OF

CONVERTIBLE PREFERRED STOCK

OF

NEOPHARM, INC.

Under Section 151 of the

Delaware General Corporation Law

Aquilur Rahman, as President and Chief Executive Officer of NeoPharm, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Amended and Restated Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of 15,000,000 shares of undesignated preferred stock, par value $.01 per share (the “Preferred Stock”), and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have such voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors of the Corporation and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock.

SECOND: By unanimous written consent of the Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors has adopted a resolution which approved the filing of this Certificate of Designations.

Pursuant to such resolution and the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, there is hereby created a series of Preferred Stock of the Corporation, which series shall have the following powers, distinctive designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions:

1. Designation; Number of Shares. The Corporation hereby authorizes the issuance of a series of Preferred Stock, to be called the “Convertible Preferred Stock.” The total number of shares of Convertible Preferred Stock that the Corporation shall have the authority to issue is 15,000,000.

2. Dividends; Ranking. Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Convertible Preferred Stock with respect to dividends, the holders of the Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends when, if and as declared by the Board of Directors and on a pari passu basis with, dividends (other than dividends paid in shares of Common Stock, which are provided for in Section 5(e)) paid with respect to the Common Stock, in an amount per share equal to (i) the per share amount paid with respect to one share of Common Stock multiplied by (ii) the number of shares of Common Stock into which each share of Convertible Preferred Stock could be converted pursuant to the provisions of Section 5 as of the record date for the determination of holders of Common Stock entitled to receive the dividend.

3. Liquidation, Dissolution or Winding Up.

(a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made to the holders of shares of Common Stock unless, prior thereto, the holders of shares of Convertible Preferred Stock shall have received an amount equal to $0.01 per share of Convertible Preferred Stock. Thereafter, the holders of shares of Convertible Preferred Stock shall be entitled to be paid, on a pari passu basis with the amount payable to the holders of Common Stock, out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether the assets are capital, surplus or capital earnings, an amount per share equal to the amount per share that would have been payable had each share of Convertible Preferred Stock been converted into Common Stock, pursuant to Section 5, immediately prior to the liquidation, dissolution or winding up.

(b) Mergers, Consolidations and Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in Section 5) or a merger or consolidation of the Corporation with or into another corporation or the acquisition of the Corporation or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation, acquisition or sale, lawful and adequate provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of each share of Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from the merger, consolidation, acquisition or sale, and/or the amount of cash or other property, to which such holder would have been entitled upon the capital reorganization, merger, consolidation, acquisition or sale, had such share of Convertible Preferred Stock been converted into Common Stock, pursuant to Section 5, immediately prior to the capital reorganization, merger, consolidation, acquisition or sale.

4. Voting Power. Except as provided in Section 5(d)(i) or as required by law, each holder of Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and to have a number of votes equal to the number of whole shares of Common Stock into which the holder’s shares of Convertible Preferred Stock could be converted, pursuant to Section 5, at the record date for the determination of stockholders entitled to vote on the matter or, if no record date is established, at the date the vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of Convertible Preferred Stock and Common Stock shall vote together as a single class on all matters.

5. Conversion. The holders of the Convertible Preferred Stock shall have the following conversion rights:

(a) Conversion Elections. Each holder of shares of Convertible Preferred Stock may, at any time or from time to time after the date on which the stockholders of the Corporation approve the Charter Amendment Proposal (as defined herein) in accordance with Section 5(d)(i) (such date, the “Stockholder Approval Date”), elect to convert any or all of the shares of Convertible Preferred Stock then held by the holder into Common Stock at a rate of 35 shares of Common Stock for each share of Convertible Preferred Stock (the “Conversion Ratio”). The initial Conversion Ratio shall be subject to adjustment as hereinafter provided. If a holder of Convertible Preferred Stock elects to convert shares of Convertible Preferred Stock at a time when there are any declared and unpaid dividends or other amounts due on the shares, such dividends and other amounts shall be paid in full by the Corporation in connection with the conversion.

(b) Procedure for Conversion. Upon election to convert pursuant to Section 5(a), the relevant holder or holders of Convertible Preferred Stock shall surrender the certificate or certificates representing the shares of Convertible Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Preferred Stock by the Corporation, or in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an “Affidavit of Loss”) with respect to the certificates. The issuance by the Corporation of Common Stock upon election to convert the Convertible Preferred Stock pursuant to Section 5(a) shall be effective as of the surrender of the certificate or certificates for the Convertible Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or as of the delivery of an Affidavit of Loss for the shares of Convertible Preferred Stock to be converted. Upon surrender of a certificate representing Convertible Preferred Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion plus a cash payment in the amount of any declared but unpaid dividends and other amounts as contemplated by Section 5(a) in respect of the shares of Convertible Preferred Stock. The issuance of certificates for Common Stock upon conversion of Convertible Preferred Stock will be made without charge to the holders of shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion and the related issuance of such stock.

(c) Fractional Shares. The Corporation shall not be obligated to deliver to holders of Convertible Preferred Stock any fractional share of Common Stock issuable upon any conversion of such Convertible Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

(d) Stockholder Approval and Reservation of Common Stock.

(i) The Board of Directors of the Corporation has adopted resolutions approving an amendment to the Certificate of Incorporation, as amended, of the Corporation, to authorize an additional 550,000,000 shares of Common Stock (the “Charter Amendment Proposal”) and recommending that the stockholders of the Corporation vote in favor of the Charter Amendment Proposal. Within five (5) business days after the effective date of the merger described in that certain Agreement and Plan of Merger dated as of October 29, 2010 among Insys Therapeutics, Inc., a Delaware corporation, the Corporation and ITNI Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, the Board of Directors of the Corporation will either (x) call a special meeting of stockholders at which the Corporation shall submit the Charter Amendment Proposal for a vote by the holders of Common Stock, or (y) solicit consents to obtain approval of the Charter Amendment Proposal by the holders of Common Stock; provided, that, in case of either clause (x) or (y), the holders of the Convertible Preferred Stock shall not be entitled to vote the Convertible Preferred Stock with respect to the Charter Amendment Proposal.

(ii) From and after the Stockholder Approval Date, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Convertible Preferred Stock as herein provided, free from any preemptive rights or other obligations, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Convertible Preferred Stock then outstanding. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Convertible Preferred Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all Convertible Preferred Stock then outstanding and convertible into shares of Common Stock.

(e) Adjustments to Conversion Ratio Upon Common Stock Dividends, Subdivisions and Combinations. Upon the issuance of shares of Common Stock as a dividend or other distribution on any shares of Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, the applicable Conversion Ratio shall, simultaneously with the happening of such dividend, subdivision or split, be adjusted by multiplying the then effective Conversion Ratio by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. Each adjustment made pursuant to this Section 5(e) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

If the Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in the previous paragraph of this Section 5(e), or a reorganization, merger, consolidation, acquisition or sale of assets provided for in Section 3(b)), then and in each event the holders of shares of Convertible Preferred Stock shall have the right thereafter to convert each share into the kind and amount of shares of stock and other securities and property to which such holder would have been entitled upon the reorganization, reclassification or other change, had such share of Convertible Preferred Stock been converted into Common Stock, pursuant to Section 5, immediately prior to the reorganization, reclassification or change, all subject to further adjustment as provided herein.

(f) No Impairment. The Corporation will not, by amendment of its Certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith use reasonable efforts to assist in the carrying out of all of the provisions of this Section 5 and in taking any action that may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock against impairment.

(g) Notices of Adjustments. In each case of an adjustment or readjustment of the Conversion Ratio, the Corporation will furnish each holder of Convertible Preferred Stock with a certificate, prepared by the Chief Financial Officer of the Corporation, showing the adjustment or readjustment, and stating in detail the facts upon which the adjustment or readjustment was based.

(h) Conversion Upon Corporation’s Request. Without qualifying the rights of the holders of shares of Convertible Preferred Stock to elect to convert their shares of Convertible Preferred Stock as set forth in Section 5(a), at any time from and after the date that is six (6) months after the Stockholder Approval Date, the Board of Directors of the Corporation may, upon giving fifteen days’ prior written notice to the holders of shares of Convertible Preferred Stock, elect to convert all (but not less than all) of the shares of Convertible Preferred Stock into Common Stock at the then applicable Conversion Ratio (a “Mandatory Conversion Election”). If the Board of Directors makes a Mandatory Conversion Election at a time when there are any declared and unpaid dividends or other amounts due on the shares of Convertible Preferred Stock, such dividends and other amounts shall be paid in full by the Corporation in connection with the consummation of the Mandatory Conversion Election. Furthermore, if the Board of Directors makes a Mandatory Conversion Election at a time after a record date has been established with respect to any matter for which the Corporation is required to give notice to the holders of the Convertible Preferred Stock under Section 7, but prior to the completion of such matter, then the shares of Common Stock that are issued in connection with the Mandatory Conversion Election shall be entitled to participate in such matter to the full extent as if such shares of Common Stock had been issued and outstanding as of the applicable record date that was established for such action. Any conversion effected pursuant to a Mandatory Conversion Election shall be governed by the procedures for conversion set forth in this Section 5.

6. No Reissuance of Convertible Preferred Stock. No share or shares of the Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares of Convertible Preferred Stock that the Corporation shall be authorized to issue. The Corporation may from time to time take appropriate corporate actions to reduce the authorized number of shares of the Convertible Preferred Stock accordingly. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation or in any Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

7. Notices of Record Date. If (a) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or with respect to any other matter, or (b) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, any acquisition of the Corporation, any transfer of all or substantially all of the assets of the Corporation to any other Corporation, entity or person, any sale of a majority of the voting securities of the Corporation in one or a series of related transactions or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Convertible Preferred Stock at least twenty (20) days prior to the record date with respect to the events set forth in clause (a) above or the effective date of the events set forth in clause (b) above, as the case may be, a notice specifying (i) the record date for the purpose of determining entitlement to the dividend or distribution and a description of the dividend or distribution, (ii) the date on which any reorganization, reclassification, transfer, consolidation, merger, acquisition, sale, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon the reorganization, reclassification, transfer, consolidation, merger, acquisition, sale, dissolution, liquidation or winding up.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as President and Chief Executive Officer of the Corporation this 29th day of October , 2010.

NEOPHARM, INC.

By	/s/ Aquilur Rahman
Name:	Aquilur Rahman
Title:	President and Chief Executive Officer